Exhibit 99.1 For Immediate Release

Date:	May 13, 2005
Contact:	J. Lee Walden, Chief Financial Officer (765) 362-2400

CORRECTING and REPLACING UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the "Company") (NASDAQ Symbol "UCBC"): Please replace the release dated April 27, 2005, with the following corrected version, which reflects the Company's revised results of operation after making adjustments to reflect subsequently received information about a pre-tax loss on investments in two limited partnerships during the quarter, the net effect of which loss, after decreasing income and income tax expense, was a $69,000 decline in net income.

The corrected release reads in its entirety as follows:

For Immediate Release

Date:	April 27, 2005
Contact:	J. Lee Walden, Chief Financial Officer (765) 362-2400

UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the "Company") (NASDAQ Symbol "UCBC"), the holding company of Union Federal Savings and Loan Association (the "Association"), announced earnings for the three months ended March 31, 2005. For the three months ended March 31, 2005, the Company had net income of $289,000 compared to $444,000 the first quarter of 2004. Basic and diluted earnings per share were $0.16 for the three months ended March 31, 2005 compared to $0.23 for the 2004 period.

The decrease in net income for the period was primarily attributable to a decrease in net interest income and non-interest income and an increase in non-interest expense. The net yield on average interest-earning assets decreased from 3.20% for the 2004 three month period to 3.11% for the comparable 2005 period. Non-interest income decreased $58,000 and the increase in non-interest expense was $92,000.

From December 31, 2004 to March 31, 2005, total assets increased $4.4 million to $261.3 million and net loans increased $5.9 million to $222.9 million. During the same time frame, deposits decreased by $827,000 to $187.6 million. Shareholders' equity increased $219,000 to $33.7 million at March 31, 2005.

The Company and Association are headquartered in Crawfordsville, Indiana with two branch offices in Crawfordsville and branch offices in Covington, Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company's investments and borrowers, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

-END-

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in thousands, except share data)

Balance Sheet Data:	March 31, 2005	December 31, 2004
Assets
Cash	$ 804	$ 706
Interest-bearing demand deposits	11,572	12,782

Cash and cash equivalents	12,376	13,488
Interest-bearing deposits	116	116
Investment securities available for sale	2,995	3,037
Investment securities held to maturity	131	152
Loans, net	222,914	217,056
Premises and equipment	4,111	4,180
Federal Home Loan Bank stock	3,760	3,721
Investment in limited partnership	2,023	2,184
Foreclosed assets and real estate held for development, net	1,733	1,623
Goodwill	2,393	2,393
Cash value of life insurance	6,971	6,900
Other Assets	1,791	2,049

Total assets	$ 261,314	$ 256,899

Liabilities
Deposits	$ 187,634	$ 188,461
Federal Home Loan Bank advances	37,881	32,908
Other liabilities	2,143	2,093

Total liabilities	227,658	223,462

Shareholders' equity	33,656	33,437

Total liabilities and shareholders' equity	$ 261,314	$ 256,899

Book value per common share	$ 17.36	$ 17.34
Shares outstanding	1,939,000	1,928,000
Average equity to average assets	12.99%	13.26%
Allowance for loan losses to total loans	0.43%	0.42%

	Three Months Ended March 31,
	2005	2004

Operating Data:
Total interest and dividend income	$ 3,489	$ 3,554
Total interest expense	1,622	1,598

Net interest income	1,867	1,956
Provision for loan losses	60	110

Net interest income after provision for loan losses	1,807	1,846

Other income:
Service charges of deposit accounts	67	38
Equity in losses of limited partnerships	(114)	-
Other	148	121

Total other income	101	159

Other expenses:
Salaries and employee benefits	840	746
Net occupancy and equipment expenses	171	171
Legal and professional fees	72	96
Data processing	105	101
Other	292	274

Total other expenses	1,480	1,388

Income before income taxes	428	617
Income taxes	139	173

Net income	$ 289	$ 444

Other Data:
Return on average assets	0.45%	0.68%
Return on average equity	3.44%	4.97%
Basic earnings per share	$ 0.16	$ 0.23
Diluted earnings per share	$ 0.16	$ 0.23
Cash dividends per common share	$ 0.15	$ 0.15